Exhibit 99.1

Investor Contact Linda Ventresca AXIS Capital Holdings Limited investorrelations@axiscapital.com (441) 405-2727	Media Contact Michael Herley Kekst and Company michael-herley@kekst.com (212) 521-4897

JOHN “JAY” NICHOLS JOINS AXIS RE AS CHIEF EXECUTIVE OFFICER

Pembroke, Bermuda, February 6, 2012—AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that, John “Jay” Nichols will join AXIS Capital as the Chief Executive Officer of AXIS Re effective April 2, 2012. Jay will report to the Chief Executive Officer and President of AXIS Capital, and will assume responsibility for the leadership and management of all reinsurance business units. He will also serve as a member of AXIS Capital’s Executive Committee.

Jay is the former President of RenaissanceRe Ventures Ltd. where he and his team were responsible for business development and management of RenaissanceRe’s Joint Ventures and Venture Capital businesses. In his role at RenaissanceRe, Jay was responsible for the formation of DaVinci Reinsurance and Top Layer Reinsurance, as well as several sidecars and other ventures. Prior to joining RenaissanceRe in 1995, Jay held various positions at Hartford Steam Boiler, Monarch Capital and the accounting firm of Matson, Driscoll and D’Amico. Jay earned a B.S. degree in 1982 from Babson College in Wellesley, Massachusetts.

Commenting on Jay’s appointment, AXIS Capital CEO John Charman said, “Jay is an outstanding long-time reinsurance industry professional with an excellent reputation. I am delighted he has chosen to join our senior management group as CEO of AXIS Re and in doing so recognizes the enormous potential of our global reinsurance platform. My colleagues and I very much look forward to working with him to leverage AXIS Re’s existing strengths and further develop its capabilities, as well as those of our global franchise.”

Jay Nichols, the incoming CEO of AXIS Re, said, “I look forward to playing a leadership role at AXIS, and am energized to build value for all of our stakeholders through the continued development of the global reinsurance platform. This is an exciting time to re-enter the reinsurance business and I am honored to be doing so with this extremely talented and dedicated team.”

About AXIS Capital

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2011 of $5.4 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A”

(“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com